Exhibit 99.1

Thomas J. Shara to

Join Lakeland Bancorp, Inc. as

President and Chief Executive Officer

Oak Ridge, New Jersey – March 24, 2008 – John Fredericks, Chairman of Lakeland Bancorp, Inc. (NASDAQ: LBAI) announced that Thomas J. Shara of Wyckoff, New Jersey, will join Lakeland Bancorp, Inc. as President and Chief Executive Officer. Mr. Shara will also become the President and Chief Executive Officer of Lakeland Bank.

“Tom brings over 25 years of banking experience in Lakeland’s marketplace. He has a strong background in commercial and community banking and has had oversight responsibilities of a significant branch network”, stated Mr. Fredericks.

Tom Shara is succeeding Roger Bosma as President and CEO. Bosma is retiring after nine years as President and CEO of the Holding Company and the Bank. Bosma will remain involved as a board member.

Prior to joining Lakeland Bancorp, Shara served as President and Chief Lending Officer, of TD Banknorth’s Mid-Atlantic Division, which includes New Jersey, New York and Pennsylvania. He had responsibilities for all aspects of commercial lending including a loan portfolio with outstandings in excess of $3.5 billion. His responsibilities also included oversight of a network of 160 branches in New York, New Jersey and Pennsylvania. Prior to TD Banknorth acquiring Hudson United Bank, Tom was Executive Vice President and Senior Loan Officer of HUBCO; a $9 Billion commercial Bank, where he oversaw organic growth and was responsible for integrating over 30 acquisitions.

Tom currently serves on the Board of Trustees of the Boys and Girls Club of Paterson, New Jersey and on the Board of Directors of the Commerce and Industry Association of New Jersey. Mr. Shara also serves on the Board of Governors of the Ramapo College Foundation.

Mr. Shara earned a Masters Degree in Business Administration as well as a Bachelor of Science Degree from Fairleigh Dickinson University.

Tom, a Bergen County native, lives in Wyckoff with his wife Judy and son.

Lakeland Bancorp, the holding company for Lakeland Bank, has a current asset base of $2.5 billion and forty-nine (49) offices spanning six northwestern New Jersey counties: Bergen, Essex, Morris, Passaic, Sussex and Warren. Lakeland Bank, headquartered at 250 Oak Ridge Road, Oak Ridge, offers an extensive array of consumer and commercial products and services, including online banking, localized commercial lending teams, equipment leasing, and 24-hour or less turnaround time on consumer loan applications. For more information about their full line of products and services, visit their website at www.lakelandbank.com.